                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE               www.fairchildsemi.com
JULY 24, 2001                       ---------------------

                                    Investor Relations:
                                    Pete Groth
                                    207-775-8660
                                    investor@spf.fairchildsemi.com
                                    ------------------------------

                                    Corporate Communications:
                                    Fran Harrison
                                    207-775-8576
                                    fran.harrison@fairchildsemi.com
                                    -------------------------------

                                    Public Relations Firm:
                                    Barbara Ewen
                                    CHEN PR
                                    781-466-8282
                                    bewen@chenpr.com
                                    ----------------

NEWS RELEASE
------------


FAIRCHILD REPORTS SECOND QUARTER 2001 RESULTS

COMPANY CONTINUES TO GROW MARKET SHARE IN ALL SEGMENTS

SOUTH PORTLAND, MAINE -- Fairchild Semiconductor International (NYSE: FCS) today reported results for the second quarter 2001 ended July 1, 2001. Revenues were $372.4 million, down 3% sequentially from the first quarter of 2001, and down 15% from the second quarter of 2000. In April, the company had guided that its second quarter revenues would be flat to down 5% sequentially.

Fairchild continued to gain market share in the second quarter. Based on Worldwide Semiconductor Trade Statistics (WSTS) monthly sales data, Fairchild expanded market share from February to May in all of its product segments, including analog, discrete, interface and logic, and optoelectronics. Reflecting Fairchild's ongoing focus on the power discrete and power analog segments, Fairchild's market share grew a full percentage point to 7.5% from February to May. Overall, Fairchild expanded its share in its served available markets from 4.5% to 5.0%.

"Fairchild executed well in the second quarter, in an electronics market plagued by weak demand and aggressive pricing. We grew market share, continued earning design wins and introduced more than 150 new products, all while reducing our spending levels," said Kirk Pond, chairman, president and CEO. "By keeping our lead times short and with our factories responding rapidly, we were able to turn 31% of our bookings in the quarter. We also reduced selling costs and inventory levels.

"We continued to see weak demand from the communications segments, so Fairchild penetrated further into other end markets and broadened our customer base," Pond continued. "As a result, approximately 50% of our sales were into consumer, industrial and automotive applications, up from 41% a year ago. This ability to respond quickly to changing market conditions and to meet the needs of a variety of end markets is a key strength of our multi-market strategy. As we work through this challenging downturn, our business model remains strong, our employees are motivated and executing well, our balance sheet is solid, and we fully expect to emerge from this current cycle stronger and better positioned than many of our competitors."

Other second quarter highlights included:

- Generated 31% of total sales from products that have been developed within the past three years.

- Won new designs in a broad array of end market applications, including power supplies, automotive ignition control, PDAs, MP3 players, cell phone handsets, notebook PCs, servers, monitors, flat panel displays, appliance power supplies, battery chargers, and industrial ballast.

- Successfully balanced our end market segment penetration with 20% of sales into communications, 30% into computing, 24% into consumer and displays, and 26% into industrial/automotive/military.

- Ranked #4 worldwide in power analog sales (up from #5 in 1999) and #7 worldwide in total catalog analog sales (up from # 11 in 1999) in Dataquest's latest analog market rankings.

- Achieved industry recognition as one of the world's 100 best performing technology companies (Business Week) and one of the 20 best companies to work for in the electronics industry (Cahners Research).

Second quarter adjusted net income was $5.8 million, or $0.06 per diluted share of common stock, as compared to $69.0 million, or $0.68 per diluted share in the second quarter of 2000. Adjusted net income is net income before amortization of acquisition-related intangibles and non-recurring items. During the quarter the company had non-recurring charges of $6.4 million, including a $2.5 million inventory charge associated with the discontinuance of the digitizer product line in our Analog group, and $3.9 million for employee severance costs. Excluding the non-recurring charges, second quarter gross margins dropped to 25.5%, due mainly to lower pricing and lower factory utilization.

Including amortization of acquisition-related intangibles and non-recurring items, the company reported a net loss in the second quarter of $8.0 million, or $0.08 per share, compared to net income of $59.7 million, or $0.59 per diluted share in the second quarter of 2000.


"During the quarter, we did see some early strength from PCs, consumer, peripherals and distribution. However, these segments weakened as the quarter progressed," Pond said. "A clear advantage is that our ability to service multiple markets enables us to aggressively pursue segments showing relative strength. While demand from wireline communications remained very weak through the quarter, and currently shows no signs of a near-term recovery, our automotive market was fairly steady, as was industrial. The consumer segment softened through the quarter, with some stability in set top boxes but slowing sales into displays, and audio/video equipment. Demand from merchant power supply makers remained weak, due to their own soft demand from telecom and servers. Order backlogs from most of our major customers are currently at very low levels, reflecting a high degree of uncertainty in their own business outlook. As a result, we remain in a turns-oriented, deal-driven, price-aggressive environment. While price quote levels from competitors for new orders seem to have stabilized over the last 30 days, the percentage of business we are shipping at those low prices will probably increase next quarter. Overall, average prices on shipped products dropped roughly 8-10% in the second quarter compared to the first quarter, and we expect prices to drop another 5-10% in the third quarter before flattening. We have seen a small pickup in wireless orders toward the end of the second quarter, and we have also experienced small increases in orders from the computing segment in June and early July, for both PCs and notebooks. And, our turns bookings in July so far have been at a fairly high percentage of total bookings. While these signs are encouraging, we remain cautious in our outlook."

"During the quarter we continued to reduce spending," stated Joe Martin, executive vice president and chief financial officer. "Excluding the amortization of intangibles and the impact of the acquisition of the Discrete Power Products business purchased from Intersil Corporation in March, 2001, our research, development, selling, general, and administrative (R&D, SG&A) expenses dropped 14% from the first quarter and were $18 million lower than our quarterly run rate in the fourth quarter of 2000. Including spending reductions driven by lower manufacturing volume, in the second quarter we spent approximately $100 million less than our Q4 2000 run rate.

"In addition to reducing costs, we have managed our balance sheet closely," continued Martin. "During the quarter we repaid the outstanding balance on our revolving credit facility, reducing debt by $120 million. We reduced inventories by $11 million by reducing factory output and by closely matching production with near term customer demand. We reduced receivables and dropped our days sales outstanding to 45 days. We have reduced our capital spending. Finally, our liquidity position, which combines cash and revolving credit line availability, stayed flat from first quarter levels, at a healthy level of approximately $550 million.

"Looking forward we remain cautious. We are conservatively guiding that our third quarter revenues may be down as much as 15 to 20% from second quarter levels. We expect our third quarter gross margin to be in the 20-22% range, as we plan to continue to match production with near term demand and continue to drive our inventories lower. We plan to continue to cut spending, and expect third quarter R&D and SG&A expenses (including intangibles) to be in the range of $67 to $70 million. We have reduced our capital plans and now expect capital spending of around $125-135 million during 2001. We continue to expect some rebound in order rates from PC, consumer, and wireless customers in the second half of 2001, due to seasonal factors such as back-to-school and holiday-related buying. We believe this seasonal buying and our continued focus on cost reductions will help drive sequential increases in our revenues and margins for the fourth quarter of 2001."

ABOUT FAIRCHILD SEMICONDUCTOR INTERNATIONAL:

Fairchild Semiconductor International (NYSE:FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild's components are used in computing, communications, consumer, industrial, automotive and aerospace applications. Fairchild's 11,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.
              ---------------------

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS:

The statements in the preceding paragraph are forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. Other risk factors are listed in the company's quarterly report on Form 10-Q for the quarter ended April 1, 2001 (see the Business Risks section of Management's Discussion and Analysis or Financial Condition and Results of Operations); available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the Securities and Exchange Commission's web site at www.sec.gov.
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

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                                 BALANCE SHEETS
                                  (IN MILLIONS)

                                                               July 1,        December 31,
                                                                2001             2000
                                                             -----------      -----------
                                                             (unaudited)

                                        ASSETS
Current assets:
     Cash and cash equivalents                                 $  256.9        $  401.8
     Receivables, net                                             185.1           225.0
     Inventories                                                  233.2           192.8
     Other current assets                                          60.5            56.8
                                                               --------        --------
             Total current assets                                 735.7           876.4


Property, plant and equipment, net                                681.8           596.6
Intangible assets, net                                            503.9           298.1
Other assets                                                       90.8            66.4
                                                               --------        --------
             Total assets                                      $2,012.2        $1,837.5
                                                               ========        ========

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of long-term debt                         $    0.4        $   --
     Accounts payable                                             118.3           155.3
     Accrued expenses and other current liabilities               116.9           136.9
                                                               --------        --------
             Total current liabilities                            235.6           292.2

Long-term debt, less current portion                              938.4           705.2
Other liabilities                                                   3.3             2.4
                                                               --------        --------
             Total liabilities                                  1,177.3           999.8

Total stockholders' equity                                        834.9           837.7
                                                               --------        --------
             Total liabilities and stockholders' equity        $2,012.2        $1,837.5
                                                               ========        ========

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                              FINANCIAL HIGHLIGHTS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                  --------------------       --------------------
                                                                  July 1,       July 2,      July 1,       July 2,
                                                                   2001          2000         2001          2000
                                                                   ----          ----         ----          ----
  Revenue:
    Net sales--trade (1)                                         $ 354.5       $ 410.0      $ 722.3       $ 778.9
    Contract manufacturing                                          17.9          26.7         35.4          59.5
                                                                 -------       -------      -------       -------
      Total revenue                                                372.4         436.7        757.7         838.4
  Operating expenses:
    Cost of sales--trade (1) (2)                                   268.7         259.4        523.7         503.9
    Cost of contract manufacturing                                  11.2          16.7         23.4          36.7
    Research and development                                        21.8          18.8         45.3          36.6
    Selling, general and administrative                             41.0          45.6         84.3          90.6
    Amortization of acquisition-related intangibles                 14.2           9.0         24.6          17.4
                                                                 -------       -------      -------       -------
      Total operating expenses                                     356.9         349.5        701.3         685.2
                                                                 -------       -------      -------       -------

  Operating income                                                  15.5          87.2         56.4         153.2
  Interest expense, net                                             23.6          13.3         40.1          30.1
                                                                 -------       -------      -------       -------
  Income before restructuring, non-recurring charges
    and income taxes                                                (8.1)         73.9         16.3         123.1
  Restructuring and non-recurring charges                            3.9           6.8         26.2           1.2
  Provision (benefit) for income taxes                              (4.0)          7.4         (3.5)         12.2
                                                                 -------       -------      -------       -------
  Net income (loss)                                              $  (8.0)      $  59.7      $  (6.4)      $ 109.7
                                                                 =======       =======      =======       =======
  Net income (loss) per common share:
    Basic                                                        $ (0.08)      $  0.61      $ (0.06)      $  1.15
                                                                 =======       =======      =======       =======
    Diluted                                                      $ (0.08)      $  0.59      $ (0.06)      $  1.09
                                                                 =======       =======      =======       =======
  Weighted average common shares:
    Basic                                                           99.5          97.6         99.4          95.8
                                                                 =======       =======      =======       =======
    Diluted                                                         99.5         102.0         99.4         100.2
                                                                 =======       =======      =======       =======

                                                                   THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                  --------------------       --------------------
                                                                  July 1,       July 2,      July 1,       July 2,
                                                                   2001          2000         2001          2000
                                                                   ----          ----         ----          ----
  Adjustments to reconcile reported net income (loss)
    to adjusted net income:

  Net income (loss)                                              $  (8.0)      $  59.7      $  (6.4)      $ 109.7
    Restructuring and non-recurring charges                          3.9           6.8         26.2           1.2
    Release of inventory and distribution reserves
      associated with Memory restructuring                            --          (5.4)          --          (5.4)
    Inventory charge associated with Analog restructuring            2.5            --          2.5            --
    Amortization of acquisition-related intangibles                 14.2           9.0         24.6          17.4
    Less associated tax effects                                     (6.8)         (1.1)       (15.0)         (1.3)
                                                                 -------       -------      -------       -------
  Adjusted net income                                            $   5.8       $  69.0      $  31.9       $ 121.6
                                                                 =======       =======      =======       =======
  Diluted weighted average common shares:(3)                       102.6         102.0        102.0         100.2
                                                                 -------       -------      -------       -------
  Diluted adjusted earnings per share                            $  0.06       $  0.68      $  0.31       $  1.21
                                                                 =======       =======      =======       =======


(1) For the three and six months ended July 2, 2000 includes the favorable effect of the release of reserves booked to sales and cost of sales of $2.1 million and $3.3 million, respectively which are associated with the Memory restructuring action in 1999.

(2) For the three and six months ended July 1, 2001 includes inventory charges of $2.5 million associated with the Analog restructuring action.

(3) Diluted adjusted earnings per share is calculated utilizing diluted weighted average common shares of 102.6 which takes into consideration the affect of weighted options outstanding that are antidilutive in the calculation of net loss per share.